UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 21, 2009

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 21, 2009, Steven Tait resigned as President of RSM McGladrey Business Services, Inc. (“RSM”), a subsidiary of H&R Block, Inc. (the “Company”) effective as of April 30, 2009.

(e) On January 21, 2009, RSM entered into a Separation and Release Agreement with Steven Tait (the “Separation Agreement”), in connection with Mr. Tait’s resignation as President of RSM and his related termination of employment with RSM. The Separation Agreement is effective as of April 30, 2009. Pursuant to the Separation Agreement, Mr. Tait will receive (i) a lump-sum cash severance payment of $827,668 pursuant to the terms of the H&R Block Severance Plan, (ii) a short-term incentive bonus for fiscal year 2009 pursuant to the Company’s short-term incentive compensation program, and (iii) a lump-sum payment equaling 12 months of COBRA premiums approximating non-employee-paid health and welfare benefits. The Separation Agreement also provides for (i) full vesting for 163,788 outstanding stock options not previously vested, (ii) certain specified outstanding stock options granted previously to Mr. Tait to remain exercisable through a date to be elected by Mr. Tait on or before April 30, 2009, and (iii) a payout of approximately 25,000 performance shares for the 2006 and 2007 grant performance periods (which end on June 30, 2009 and 2010, respectively) based on RSM’s performance against previously-established performance goals for the 2006 and 2007 grant performance periods. Mr. Tait continues to be subject to certain restrictions under his employment agreement, including his agreement not to engage in certain competitive activities and not to recruit, solicit or hire certain employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	January 23, 2009	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary